Exhibit 9.01.14

EXECUTION VERSION

WHITE LABEL CARD PROGRAM SERVICES AGREEMENT

This White Label Card Program Services Agreement (“Agreement”), entered into on October 16, 2012 (the “Effective Date”) by and among Next CALA Inc., a Florida corporation(“Company”), ITC Financial Licenses, Inc., a South Dakota corporation (“ITCFL”), and IH Financial Licenses, Inc., a South Dakota corporation (“IHFL”)(each of ITCFL and IHFL, a “Licensee” and, collectively, the “Licensees”) (each of Company, ITCFL, and IHFL, a “Party” and collectively, the “Parties”).

WHEREAS, Company is engaged in the business of offering international long distance products and related services to consumers;

WHEREAS, the Licensees are each licensed money transmitters engaged in the business of offering stored value products and services through their network of authorized agents and provide a secure point-of-sale system for processing the sale of such products and services, maintains a prepaid product distribution network comprised of the retail locations of various retailers, and otherwise provides certain services in support of the programs of the Licensees;

WHEREAS, the Licensees currently offer open loop general purpose reloadable (“GPR”) stored value cards issued by the Issuing Bank under a card program;

WHEREAS, the Licensees wish to offer a new card program under which the Issuing Bank will issue, and the Licensees will offer, Company-branded open loop GPR stored value cards which offer such features and functionality as may be mutually agreed upon by the Parties, in each case subject to the approval of the Issuing Bank;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the Parties and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows intending to be legally bound:

1. Definitions.

1.1 “Activate(d)” means, with respect to a Card, enabled and capable of being used to conduct purchase transactions or in any other manner permitted by the Card Terms and Conditions.

1.2 “Activation” means the completed process through which a Card is Activated.

1.3 “Affiliate” means, with respect to a party, any person, firm, corporation, partnership (including, without limitation, general partnerships, limited partnerships, and limited liability partnerships), limited liability company, or other entity that now or in the future, directly Controls, is Controlled with or by or is under common Control with a party.

1.4 “Ancillary Materials” means the terms and conditions, disclosures and advertising materials related to the Cards.

l.5 “Applicable Law” means (i) the Network Rules, (ii) any applicable rule or requirement of the National Automated Clearinghouse Association, and (iii) any and all foreign, federal, state or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or detenninations of (or agreements with) a Regulatory Authority and mandatory written direction from (or agreements with) any Regulatory Authority, including, without limitation, the Bank Secrecy Act and the regulations promulgated thereunder, including, without limitation, 31 C.F.R. 1022.210, 31 C.F.R. 1022.320, 31 C.F.R. 1022.420, and any successor provisions, any and all sanctions or regulations enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, and all federal or state statutes or regulations relating to stored value cards, money transmission, unclaimed property or data security, including, without limitation, Title N of the Credit Card Accountability Responsibility and Disclosure Act of 2009, Pub. L. No. I11- 24, 123 Stat. 1734, as amended by Pub. L. No. 111-209, and the regulations promulgated thereunder, including, without limitation, 12 CFR 205.20, or any successor provisions, that are applicable to the Cards or Program, or otherwise applicable to any of the Parties, the Issuing Bank, or any Approved Licensee Retailer, as the same may be amended and in effect from time to time during the Tenn.

1.6 “Approved Licensee Retailer” means any Licensee Retailer that is approved by either Licensee to offer the Cards for sale.

1.7 “Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which federally-insured financial institutions are permitted to be open in New York, New York.

1.8 “Card” means a, GPR prepaid card which (i) is issued by the Issuing Bank as a product of the Issuing Bank under authority from the relevant Network and in connection with a card program managed by the Licensees pursuant to a written agreement between the Issuing Bank and the Licensees, and (ii) includes those Marks of Company mutually agreed upon by the Parties.

1.9 “Card Terms and Conditions” means the set of terms and conditions applicable to the Card, including, without limitation, the privacy policy governing the use of Cardholder Data associated with such Card.

1.10 “Cardholder” means (i) a person who is issued a Card or (ii) a person who uses a Card to effect a transaction.

1.11 “Cardholder Data” means Company Customer Data and Licensee Customer Data.

1.12 “Claim” has the meaning set forth in Section 9.1.

1.13 “Company Customer Data” means all (a) data or infornation collected from a Cardholder by Company, any of its respective Affiliates or service providers, in connection with a transaction separate and apart from the sale, use or registration of a Card, or (b) data or infornation collected from a Cardholder by Company, any of its respective Affiliates or service providers, in connection with the Rewards Program, provided that such data is limited to name, mailing address, phone numbers and/or email address.

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1.14 “Company Technologies” means, as used or provided by Company solely in connection with this Agreement, (i) the processes, methods, machines, manufactures, technology, software or other technologies and all other materials used or provided solely by Company pursuant to this Agreement; (ii) all improvements, modifications, or upgrades to any of the foregoing; (iii) any such intellectual property developed, invented, patented, or registered by Company prior to or during the Term of this Agreement.

1.15 “Confidential Information” has the meaning set forth in Section 12.

1.16 “Control” means the possession, direct or indirect, of the power to vote fifty percent (50%) or more of the securities that have ordinary voting power for the election of directors of any entity, or to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or by contract or otherwise.

1.17 “GLBA” means, collectively, Title V - Privacy of the Gramm-Leach-Bliley Act,

P.L. 106-102, the regulations promulgated thereunder, and the standards for safeguarding customer information set forth in 12 CFR Part 364 and 16 CFR Part 314, all as they may be amended, supplemented and/or interpreted in writing from time to time by any federal Regulatory Authority.

1.18 “GPR Program” has the meaning set forth in Section 2.2.

1.19 “Indemnified Party” has the meaning set forth in Section 9.3.

1.20 “Indemnifying Party” has the meaning set forth in Section 9.3.

1.21 “Initial Term” has the meaning set forth in Section 8.1.

1.22 “Issuing Bank” means The Bancorp Bank, or such other federally-insured financial institution designated by the Licensees from time to time.

1.23 “Launch Date” means the date that the Company commences the marketing and promotion of Cards pursuant to Section 2.3(a) with Cards provided by Licensees pursuant to Section 2.3(b), and confirmed by the Company and Licensees in writing, but no later than March 31, 2013, unless agreed by the Parties in writing.

1.24 “Licensee Customer Data” means all information regarding any Cardholder, including, without limitation, all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 573.3(n) and (o), respectively), and with respect to the disposal of Cardholder information, shall also include any record containing “Consumer Information”, as that term is defined in the regulations implementing 15 U.S.C. § 1681, including but not limited to postal and e-mail addresses and associated data (including any personally identifiable information, personal account information, financial information, account numbers, personal identification account numbers and other related information, social security numbers, or other non-public business or personal or financial information).

1.25 “Licensee Retailer” means any retail merchant that has entered, or may from time to time enter, into a written agreement with either Licensee or their Affiliates for the purpose of participating, either directly or indirectly through a third party distributor, in the retail sale of products distributed by, or services offered by or in connection with, either Licensee or their Affiliates.

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1.26 “Licensee Technologies” means, as used or provided by either Licensee solely in connection with this Agreement, (i) the processes, methods, machines, manufactures, technology, software or other technologies and all other materials used or provided solely by either Licensee and/or a Licensee Affiliate pursuant to this Agreement; (ii) all improvements, modifications, or upgrades to any of the foregoing; (iii) any such intellectual property developed, invented, patented, or registered by either Licensee and/or a Licensee Affiliate prior to or during the Term of this Agreement.

1.27 “Marks” means the trademarks, service marks, trade names and logos of a Party used on or in connection with the Cards.

1.28 “Network” means Visa U.S.A., Inc., MasterCard International, Inc., Discover Network, Inc., American Express Travel Related Services Company, Inc., Pulse or any other card association or electronic payment network which is utilized by the Issuing Bank to issue the Cards or otherwise utilized by any Party for the purposes of fulfilling such Party’s obligations hereunder..

1.29 “Network Rules” means the by-laws and operating rules of any Network.

1.30 “Participating Location” means a retail location owned or operated by an Approved Licensee Retailer through which the Licensees have mutually agreed to offer the Cards for sale.

1.31 “PCI Standard” means the Payment Card Industry Data Security Standard, or any successor requirements, as each may be amended or otherwise modified from time to time.

1.32 “Permissible Licensee Marks” means only “ITC Financial Licenses, Inc.”, “ITCFL”, “Ill Financial Licenses, Inc.” and “IHFL”.

1.33 “Person” means any individual, corporation, company, group, partnership or other entity.

1.34 Card “Program” means the marketing, promotion, distribution, sale, and servicing of Cards pursuant to this Agreement and any agreement to which either Licensee, Company, the Issuing Bank, Processor or any Approved Licensee Retailer are parties.

1.35 “Reload” means the loading of additional funds onto a Card.

1.36 “Regulatory Authority” means any card association operating a payment network which is utilized by either Party or its Affiliate for the purposes of fulfilling either Party’s obligations hereunder, the National Automated Clearing House Association, any state banking department, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board and any other governmental agency, including any foreign governmental agency, having jurisdiction over the Cards, Program, any of the services to be provided hereunder, any Approved Licensee Retailer, the Issuing Bank, Company, ITCFL, IHFL or any of their respective Affiliates.

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1.37 “Renewal Term” has the meaning set forth in Section 8.1.

1.38 “Restricted Licensee Marks” means any and all Marks of the Licensees or Affiliates of Licensees, other than the Permissible Licensee Marks.

1.39 “Rewards” means the rewards features provided to Cardholders in connection with each occurrence of loading Cardholder Funds to a Card, as the same may be modified from time to time in accordance with the terms of this Agreement.

1.40 “Reward Code” has the meaning set forth in Section 2.57

1.41 “Rewards Program” means the process by which a Cardholder becomes entitled to and receives Reward Codes through Activation and Reload of a Card, as further described in Section 2.7

1.42 “Rewards Site” has the meaning set forth in Exhibit B.

1.43 “Term” has the meaning set forth in Section 8.1.

1.44 “Transaction Fees” has the meaning set forth in Exhibit C.

2. Card Program.

2.1 Generally. The Parties acknowledge and agree that: (a) each of ITCFL and IHFL shall serve as program manager for the Program (“Program Manager”) and market and sell the Cards on behalf of the Issuing Bank as of the Launch Date; (b) ITCFL and/or IHFL, and/or one or more of their respective Affiliates, shall provide such services supporting the marketing, production, distribution, sale and servicing of the Cards in accordance with the terms of this Agreement or as otherwise agreed to in writing by the Parties from time to time; and (c) Company shall (i) :furnish its Marks to be used on and in connection with the Cards in the manner agreed upon by the Parties and approved by the Issuing Bank and the relevant Network(s), (ii) fully fund and assist the Licensees in the development and marketing of the Program, as set forth herein and (iii) perform such other services that are necessary or appropriate to support the Cards and Program as set forth herein or as otherwise mutually agreed upon in writing by the Parties from time to time. Notwithstanding anything to the contrary contained herein, each obligation of the Licensees, other than those set forth in Section 4.2 (Representations, Warranties and Covenants) and Section 9.2 (Licensee Indemnification), shall be subject to the approval of the Issuing Bank and the policies, procedures and instructions of the Issuing Bank, as the same many be communicated to the Licensees from time to time. As between the Parties, the Licensees shall be responsible for all aspects of the Program not otherwise expressly assumed by Company hereunder. Except as otherwise expressly provided hereunder, Company shall be responsible for all costs and expenses Licensees may incur in the performance of its obligations hereunder. The Parties agree that each of ITCFL and IHFL may perform any or all of its obligations and/or responsibilities under this Agreement through one or more of each Licensee’s respective Affiliates. Furthermore, all protections, privileges, and any other rights granted to either Licensee under this Agreement shall also extend and be granted to Licensee’s Affiliates.

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2.2 Exclusivity. Company will not, and will ensure that each of its Affiliates do not, commencing on the Effective Date and continuing during the Term and for one (1) year immediately following the Term, directly or indirectly enter into an agreement or other arrangement with any Licensee Retailer, other than through either Licensee or their Affiliates, for the marketing, promotion, distribution, loading, sale or activation of (i) prepaid telecommunications products and services, including, without limitation, any wireless telecommunications products or services, (ii) any other prepaid or stored value products or services, including, without limitation, the Cards, or (iii) any money transmission product or service.

2.3 Card Program. Commencing on the Effective Date and continuing until the termination of this Agreement, the Parties shall perform the following activities in connection with the Card program.

(a) Marketing and Promotion of Cards. Company shall be solely responsible for, and bear all costs and expenses associated with, marketing and promoting the Cards to consumers in the manner mutually agreed upon by Licensees, in consultation with Company with respect to Company’s Marks and the Rewards Program, as further set forth on Exhibit F (“Marketing Activities”). Company shall perform those obligations related to the marketing and promotion of Cards as reflected on Exhibit F.

(b) Design. Manufacture, Delivery and Activation of Cards and Related Materials. Licensees shall be responsible for purchasing, manufacturing, producing, ordering, embossing, encoding and otherwise preparing for use and delivering to each purchasing Cardholder via U.S. mail a personalized Card following such Cardholder’s order and successful completion of Licensee’s Customer Identification Program. Company shall bear all costs and expenses associated with Licensees’ performance of this Section 2.3(b). After Cardholder’s receipt of such Card, Cardholder must activate the Card as prescribed in the accompanying Ancillary Materials and take actions to load the Card using a loading mechanism accepted by the Parties in writing, which shall initially include completing a direct deposit form included in the Ancillary Materials or a load via Licensee’s Affiliate’s Vanilla Reload Network. Each Card shall (i) bear designs and content created by the Licensees, in consultation with Company, (ii) feature the Company Marks as the predominant brand in the manner mutually agreed upon by the Parties, and (iii) include such other markings or information that the Licensees, in their sole discretion, deem necessary to comply with Applicable Law, in each case subject to the approval of the Issuing Bank and the relevant Network(s). The terms and conditions applicable to the Cards shall be as determined by the Licensees and the Issuing Bank, in consultation with Company with respect to Company’s Marks and the Rewards Program. Cards shall be delivered by the Licensees on or before the Launch Date. Notwithstanding anything contained herein to the contrary, Licensees shall not be liable· for a breach of this Agreement if Licensees cannot perform their obligations under this Agreement as a result of any failure or delay of Company or any third party that may hinder or prevent Licensees’ ability to meet its obligations on the Launch Date as described herein.

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2.4 Card Ancillary Materials. Licensees shall be responsible for the design, printing, production and delivery of the Ancillary Materials. Licensees shall include on all Ancillary Materials any markings or notices that either Licensee, in its sole discretion, deems necessary to comply with Applicable Law. Company shall be responsible for all costs and expenses related to the foregoing activities. Notwithstanding the foregoing, Company shall bear all costs and expenses associated with any and all changes and redesigns to the Cards as well as relevant Ancillary Materials if such changes and redesigns result from a change in the Company’s Marks or Rewards Program.

2.5 Company Marks. Licensees shall obtain Company’s prior written approval for the use of any Company Mark on any initial design and content or on any additional designs or content, for the Cards, Card packaging or any Ancillary Materials. In the event that Company wishes to modify any Company Mark used on the Cards, Card packaging or Ancillary Materials, and such modification is approved by the Licensees, Issuing Bank and the relevant Network(s), (i) the Parties will agree to an implementation process that enables the Licensees to utilize any existing inventories to the extent practicable, and (ii) Company shall be responsible for all costs and expenses associated with implementing any such change, including, to the extent applicable, those related to the recovery and destruction of existing inventory.

2.6 Rewards Program. Company shall develop a rewards program to be offered by Company in connection with the Cards, which shall, subject to the Issuing Bank’s approval and Applicable Law, consist of an incentive feature whereby a Cardholder may, following the Activation of his or her Card and each Reload of such Card, receive a code redeemable for a specified number of international long distance telephone minutes (“Reward Code’’) provided by Company at its sole expense, as more fully described in Exhibit B. Notwithstanding anything contained herein this Agreement to the contrary, the Parties agree and acknowledge that the Rewards Program shall only be marketed to Cardholders when they have expressly consented to and opted in to receive marketing of such Rewards Program, in accordance with the Issuing Bank’s privacy policy and Applicable Law. The terms and conditions applicable to the Rewards Program and the Cardholder consent and opt in process shall be as mutually agreed upon by the Parties and approved by the Issuing Bank. Company will, in accordance with the policies, procedures and instructions of the Issuing Bank and the Licensees, administer the Rewards Program, including calculating and. maintaining a record of the Reward Codes earned by each Cardholder, establishing and maintaining the Rewards Site, handling redemption of Reward Codes and related provision oflong distance telephone minutes, and providing customer services relating to the Rewards Program. Company shall be responsible for all costs and expenses which either Licensee may incur in establishing connections to Company or any third party in connection with the administration of the Rewards Program.

2.7 Customer Service. Except as otherwise provided in Section 2.7, Licensees shall, as between the Parties, be fully responsible for all customer service related to the Cards, including, without limitation, services to Cardholders related to lost or stolen Cards, Card transaction inquiries, and the resolution of any Card.holder or potential Card.holder disputes, and shall cooperate with the Licensees in servicing all issues, inquiries and complaints arising in connection with Cards, other aspects of the Program and Applicable Law. Company shall bear all costs and expenses associated with either Licensee’s performance of this Section 2.7 with respect to Cards. Notwithstanding the foregoing, the Parties agree and acknowledge that Company shall be fully responsible for, and bear all costs and expenses associated with, all customer service related to the Rewards Program, including, without limitation, inquiries from Cardholders related to rewards points, redemption, tracking, records, and the resolution of any actual or potential disputes related to the Rewards Program.

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2.8 Books and Records.

(a) Each Party shall maintain complete and accurate books of account and records, in accordance with generally accepted accounting principles in the United States, of all financial transactions arising in connection with its obligations pursuant to this Agreement for a period of not less than that legally required for such records from the date last recorded or created, but in no event less than three (3) years following the end of the Term. In addition to and notwithstanding the foregoing, to the extent any Party has sole possession or control of any records required to be maintained by any other Party pursuant to Applicable Law, the Party with possession or control shall maintain, or cause to be maintained, as applicable, such records in such form and for such time periods as required by Applicable Law, and shall make such records available to the other Party upon request. The Parties further agree to work together in good faith to reconcile any accounting discrepancies. No more than once during each fiscal quarter unless (a) otherwise required by Applicable Law or any Regulatory Authority, or (b) either Licensee has a reasonable belief that Company is not acting in compliance with the terms of this Agreement or Applicable Law, each Licensee may, at its own expense, and upon reasonable prior notice and at reasonable times, have an internal or a third party auditor, at the Licensee’s expense, inspect the books and records of Company relating to services performed herein by Company, and during the Term, Company shall furnish to the third party auditor of either Licensee all such information concerning services provided by it pursuant to this Agreement as such Licensee may reasonably request.

(b) Company shall ensure that each Licensee has, at all times, reasonable access to all information and documents related to the Cards, Program or Company’s obligations hereunder which it may require to comply with Applicable Law and which may be in the control or possession of Company or any third party engaged by Company.

2.9 Unauthorized or Fraudulent Activity.

(a) Company shall be liable for any fraud losses related to a Card resulting only from (i) the fraud or willful misconduct of its employees, agents, contractors or representatives, and (ii) inaccurate data transmitted to either Licensee by Company or any third party engaged by Company. Licensees shall be responsible for all other fraud losses related to the Cards.

(b) Company shall promptly notify the Licensees via (i) e-mail or facsimile, and (ii) telephone, with a copy by mail, in the event that it becomes aware of any unauthorized or fraudulent activity related to a Card.

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(c) Licensees shall promptly notify Company via (i) e-mail or facsimile, and (ii) telephone, with a copy by mail, in the event that either becomes aware of any unauthorized or fraudulent activity related to a Card for which Company shall be liable pursuant to Section 2.l0(a).

(d) The Parties will use commercially reasonable efforts to cooperate fully with each other in an effort to locate and prosecute the perpetrator of any unauthorized or fraudulent activity in connection with any Card.

2.10 Compensation. As compensation for the services rendered hereunder, the Licensees and the Company shall be entitled to receive those amounts set forth in Exhibit C.

2.11 Designated Representatives. Within ten (10) Business Days immediately following the Effective Date, each Party shall designate one of its employees as such Party’s designated representative, who will serve as the single point of contact for such Party with respect to the Program and will have day-to-day authority for undertaking to ensure the Party fulfills its obligations hereunder in a timely manner, including the authority to commit such Party’s resources.

2.12 Transaction Fees. The amount of the Transaction Fees charged in connection with the sale of Cards shall be as set forth in Exhibit C. Company acknowledges and agrees that Issuing Bank and Licensee shall set the applicable Transaction Fees for the Cards and that Company shall not charge any Cardholder any additional fee in connection with the Cards.

3. Reporting. Each Party shall provide to the other Party those reports described in Exhibit D, and each Party shall provide such other reports relating to the performance of its obligations hereunder as may be mutually agreed upon in writing by the Parties from time to time. In the event that a Party discovers any inaccuracies or deficiencies in any report previously delivered to the other Party, the discovering Party shall promptly inform the other Party of such fact, and thereafter promptly cure such inaccuracy or deficiency.

4. Representations, Warranties and Covenants.

4.1 Company Representations, Warranties, and Covenants. Company hereby represents, warrants, and covenants to the other Parties that:

(a) it is duly incorporated and validly existing and in good standing under the laws of the State of Florida;

(b) it is duly qualified and is properly licensed to do business, and is in good standing (i) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (ii) with each Regulatory Authority having jurisdiction over it;

(c) it has and shall maintain all licenses, permits, approvals, and registrations from all applicable Regulatory Authorities which are required to perform its obligations hereunder;

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(d) the execution and delivery of this Agreement by Company and the performance of its obligations hereunder require no consent, approval, order or authorization of: or registration, declaration or filing with, or other action by, any governmental agency or authority, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which Company has made or obtained;

(e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party;

(f) it is, and shall at all times remain, the sole owner of its Marks, or a licensee with rights to sublicense its Marks in the manner contemplated hereunder;

(g) neither the Company Marks or Company Technologies infringe, or shall infringe, on any United States or other jurisdiction’s patent rights, copyrights, trademarks, trade dress, service marks, trade secret rights, or other proprietary rights of any third party;

(h) the Company Technologies are proprietary to Company or are in the public domain or are used by Company under a license and Company has the right to sublicense such Company Technologies;

(i) all Company Technologies shall comply with Applicable Law; and

(g) as of the Effective Date of this Agreement, there are no pending or, to the knowledge of Company, threatened, Claims or litigation against Company that would adversely impact Company’s ability to perform its obligations under this Agreement, including, but not limited to, any Claims or litigation contesting Company’s ownership or right to use any of the Company Technologies or its patents, copyrights, trademarks, service marks, or trade secrets in connection with the Company Technologies.

4.2 Licensee Representations, Warranties, and Covenants. Each Licensee hereby represents, warrants, and covenants to other Parties that:

(a) it is duly incorporated and validly existing and in good standing under the laws of the State of South Dakota;

(b) it is duly qualified and is properly licensed to do business, and is in good standing (i) in each jurisdiction in which the conduct of its business requires it to so qualify or be licensed, and (ii) with each Regulatory Authority having jurisdiction over it;

(c) it has and shall maintain all licenses, permits, approvals, and registrations from all applicable Regulatory Authorities which are required to perform its obligations hereunder;

(d) the execution and delivery of this Agreement by such Licensee and the performance of its obligations hereunder require no consent, approval, order or authorization of. or registration, declaration or filing with, or other action by, any governmental agency or authority, except for such consents, approvals, orders, authorizations, registrations, declarations or filings which such Licensee has made or obtained;

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(e) the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party;

(t) it is, and shall at all times remain, the sole owner of its Marks, or a licensee with rights to sublicense its Marks in the manner contemplated hereunder;

(g) the Licensees’ Technologies are proprietary to Licensee or are in the public domain or are used by Licensee under a license and Licensee has the right to sublicense such Licensee Technologies; and

(h) as of the Effective Date of this Agreement, there are no pending or, to the knowledge of such Licensee, threatened, Claims or litigation against such Licensee that would adversely impact such Licensee’s ability to perform its obligations under this Agreement.

5. Legal Compliance.

5.1 Compliance with Applicable Law.

(a) Generally. Each Party shall comply with Applicable Law in the performance of its obligations hereunder. In the event that any Regulatory Authority requests or demands that any Party cease or suspend any activities in connection with the Cards, such Party shall have the right to immediately do so.

(b) Provider of Prepaid Access. The Parties acknowledge and agree that ITCFL shall serve as the “provider of prepaid access” (as such term is defined under 31 CFR 1010.100(ff)(4)) for the Cards, and shall perform all of the obligations applicable thereto under Applicable Law.

5.2 Cardholder Data.

(a) Each Party acknowledges and agrees that all Company Customer Data and all Licensee Customer Data relating to a Cardholder is subject to the terms and conditions governing information that is considered “cardholder data” under the PCI Standard and that it shall establish administrative, technical and physical safeguards for such Customer Data in its control or possession from time to time. Such safeguards shall be designed for the purpose of: (i) ensuring the security of such records and information, (ii) protecting against any anticipated threats or hazards to the security or integrity of such records and information; (iii) ensuring the proper disposal of such records and information, and (iv) protecting against unauthorized access to or use of such records and information that would result in substantial harm or inconvenience to any Cardholder. Such safeguards shall be established in accordance with Applicable Law, including, without limitation, Section 501 of GLBA and the Interagency Guidelines Establishing Information Security Standards adopted pursuant to Section 501 of GLBA.

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(b) Company shall not, and shall contractually obligate and otherwise use commercially reasonably efforts to ensure that each Affiliate, employee, service provider and agent does not, use any Licensee Customer Data for any purposes other than in the performance of its obligations hereunder. Further, Company shall not, and shall contractually obligate and otherwise use commercially reasonable efforts to ensure that each Affiliate, employee, service provider and agent does not, store any Licensee Customer Data other than historical transaction records of the Cards solely as required for calculation of Cardholder Rewards under the Rewards Program (“Transaction Records”) in accordance with the terms of this Section 5.2(b). The Parties agree and acknowledge that Company shall not be provided, and shall at no times store any Personal Account Numbers of any Card (“PAN”). In connection with (i) the transmission of any Licensee Customer Data from either Licensee to Company, and (ii) the storage of any Transaction Records, Company shall use, and shall contractually obligate and otherwise use commercially reasonable efforts to ensure that each Affiliate, employee, service provider and agent uses, commercially reasonable security systems, firewalls and other safeguarding procedures and methods to keep such Licensee Customer Data secure in accordance with the PCI Standard. Company shall comply with all reasonable requests for information from Program Manager regarding Company’s compliance with this Section 5.2.

(c) Company shall at all times perform its obligations hereunder in accordance with the PCI Standard. Company shall, upon either Licensee’s request, deliver evidence to the Licensees and the Issuing Bank of its compliance with the PCI Standard, and shall promptly provide notice to the Licensees in the event any third party audit concludes that Company is not acting in compliance with the PCI Standard or in the event that Company becomes aware that any third party audit concludes that any Affiliate, employee, service provider or agent is not acting in compliance with the PCI Standard.

(d) Each of the Issuing Bank, ITCFL and IHFL shall at all times perform its obligations hereunder in accordance with the PCI Standard. Upon request, Licensees will deliver evidence to Company of its compliance with the PCI Standard, and shall promptly provide notice to Company in the event any third party audit concludes that either Licensee is not in compliance with the PCI Standard.

(e) Each Party agrees to promptly notify the other party if it acquires actual knowledge of any unauthorized access to or use of Customer Data and shall take appropriate actions to address any such incident.

(f) Subject to any obligations placed upon it by a law enforcement agency, each Party agrees to disclose to the other Parties any actual breach in security that results in unauthorized intrusions into such Party’s computer and other information systems that materially affects any other Party or the Cardholders as soon as such Party becomes aware of such a security breach. Such disclosure shall describe when material intrusions occur, the effect on the other Party and Cardholders, and such Party’s corrective action to respond to the intrusion. In addition, in the event of an actual breach in security of any Party’s computer or other information systems that affects any other Party or the Cardholders, such Party agrees: (a) to permit an independent qualified third party auditor to perform an investigation (including the installation of monitoring or diagnostic software or equipment) to locate the source and scope of the breach and provide each other Party with any material information related to such Party that such independent auditor discovers with respect to the breach; (b) that, to the extent that such Party has reasonably determined that it need not engage an independent auditor to investigate any breach in the security of its systems, any other Party may reasonably request such Party to engage an independent qualified third party auditor to perform such investigation (including the installation of monitoring or diagnostic software or equipment) to locate the source and scope of the breach and provide each other Party with any material information related to such Party that such independent auditor discovers with respect to the breach, provided all of the costs incurred in such requested audit are paid for by the requesting Party; and (c) to be responsible for all costs, expenses, fines, fees, penalties and other liability directly arising out of or related to any such actual breach which the other Parties may incur or are otherwise be responsible for.

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(g) Each Party acknowledges and agrees that, as between the Parties, all right, title and interest in Company Customer Data is owned by Company, and all right, title and interest in Licensee Customer Data is owned by Licensees and/or their respective Affiliates. Licensees shall not have any right to use Company Customer Data for any purpose except as set forth in this Agreement, and Company shall not have any right to use Licensee Customer Data for any purpose except as set forth in this Agreement. Company agrees that, at all times during and after the Term, it shall not (a) use, nor permit any third party to use, any Licensee Customer Data for any purpose other than as necessary to perform its obligations hereunder or as required to comply with Applicable Law, or (b) use, or permit any third party to use, any Licensee Customer Data relating to any Cardholder for purposes of marketing any product or service to any Cardholder, other than Rewards Program or as may otherwise be expressly approved in writing by Program Manager. For purposes of clarity, the foregoing language shall not prohibit Company from (a) using Company Customer Data in any way that is consistent with its obligations hereunder, or (b) using any lawfully-obtained data which may relate to a Cardholder and is not obtained (i) from the Licensees, (ii) from the Issuing B or (ii) in connection with a sale of a Card.

(h) Each Party agrees that it will allow only authorized personnel to access the systems utilized by such Party to fulfill any of its obligations under this Agreement and will require personal and workstation identification for all transactions it enters or processes. Each Party further agrees to establish and comply with all security procedures and systems needed to protect all Customer Data as may be required by Applicable Law.

6. Insurance.

Each Party shall obtain and maintain at all times during the Term, at its sole cost and expense, insurance coverage of the type and in the amounts set forth in Exhibit E.

7. Intellectual Property.

7.1 Company Technologies and Company Marks. Company hereby grants to Licensees during the Term a non-exclusive, royalty-free, non-assignable license to use (but not the right to sublicense) the Company Technologies and Company Marks (and the copyrights that exist in such Marks, if any) in the United States solely to the extent that (i) Company authorizes solely in connection with the Program and (ii) such use is necessary for either Licensee to perform its obligations hereunder. The Company Marks shall be used only in the forms and format expressly approved in advance by Company, which approval shall not be unreasonably withheld, condition or delayed. Title to and ownership of the Company Marks and the Company Technologies shall remain with Company and all use of the Company Marks shall inure to the sole benefit of Company. Other than expressly provided herein with respect to the Company Marks or Company Technologies, Licensees shall not obtain any right, title or other interest in the Company Marks or Company Technologies by virtue of this Agreement. Upon termination of this Agreement, all license rights conveyed by Company to Licensees shall cease, and all such rights shall revert to Company. Company shall ensure that the Company Technologies are free from material defects in design, material and workmanship under normal use and operating conditions during the Term of this Agreement.

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7.2 Licensee Technologies and Licensee’s Marks. Solely in connection with and in furtherance of its obligations under this Agreement, each Licensee hereby grants to Company during the Term a non-exclusive, royalty-free, non-assignable license to use (but not the right to sublicense) the Licensee Technologies and Permissible Licensee Marks (and the copyrights that exist in such Marks, if any) in the United States solely to the extent that (i) each Licensee authorizes in connection with the Program and (ii) such use is necessary for Company to perform its obligations hereunder. The Permissible Licensee Marks shall be used only in the forms and format expressly approved in advance by Licensees, which approval shall not be unreasonably withheld, conditioned or delayed. This agreement does not provide or grant to Company any license or other right to use the Restricted Licensee Marks. Title to and ownership of Licensee Marks and the Licensee Technologies shall remain with Licensee and/or one of its Affiliates and all use of Licensee Marks shall inure to the sole benefit of Licensee and/or one of its Affiliates. Other than expressly provided herein with respect to the Permissible Licensee Marks or Licensee Technologies, Company shall not obtain any right, title or other interest in the Licensee Marks or the Licensee Technologies by virtue of this Agreement. Upon termination of this Agreement, all license rights conveyed by Licensees to Company shall cease, and all such rights shall revert to each Licensee and/or one of its Affiliates. Licensees shall ensure that the Licensee Technologies are free from material defects in design, material and workmanship under normal use and operating conditions during the Term of this Agreement.

7.3 Company Restrictions regarding Licensee Marks and Disclosures. Notwithstanding the foregoing or anything in this Agreement to the contrary, Company understands and agrees that it shall not use Restricted Licensee Marks except as expressly permitted and absolutely necessary under this Agreement. Company further agrees that it shall not represent to any person or entity that it has a contract or agreement with any Licensee Affiliate or is dealing with a Licensee Affiliate in any way. Company acknowledges and agrees that this Agreement is solely between the Licensees and Company, and Company shall not represent anything to the contrary to any third parties at any time for any reason whatsoever. In the event Company breaches this Section 7.3, Licensee may immediately terminate, without any cure period, upon written notice to Company, and all fees, costs, and any other compensation owed to Licensees under this Agreement shall become immediately due and payable by Company to Licensees.

7.4 Improvements. Any improvement(s), modifications, or upgrades to the Company Technologies or Company Marks made or discovered during the Term shall belong exclusively to Company or one of its Affiliates. Any improvement(s), modifications, or upgrades to the Licensee Technologies or Licensee Marks made or discovered during the Term shall belong exclusively to the respective Licensee or one of their Affiliates. To the extent that any Party contributes, in whole or in part, to any improvement(s) to any other Party’s Technologies or Marks such Party hereby assigns to the other Party all right, title and interest in and to such improvement(s). Further, such Party agrees that (a) it will not seek, and that it will require its employees, agents and representatives (including third party contractors) not to seek patent, copyright, trademark, registered design, or other protection for any rights in and to the improvement(s), and (b) it will do and will require its employees, agents and representatives (including third party contractors) to do, at the other Party’s expense, all things and execute all documents as the other Party may reasonably require to vest in the other Party or its nominees any protection for the improvement(s) that the other Party deems appropriate.

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8. Term and Termination.

8.1 Term and Termination. The term of this Agreement shall begin on the Effective Date hereof and continue for a period of three (3) years from the Launch Date, unless otherwise terminated as provided herein (the “Initial Term”). This Agreement shall automatically renew for additional periods of one (1) year (each, a “Renewal Term”)(the Initial Term, collectively with all Renewal Terms, the “Term”), unless either Company or either Licensee provides the other Parties with written notice of its intention to not renew the Agreement not less than ninety (90) days prior to the expiration of the Initial Term or Renewal Term then in effect.

8.2 Termination of Agreement For Cause. In addition to any termination rights provided elsewhere in this Agreement, any Party shall have the right to terminate the Agreement upon occurrence of one or more of the following events:

(a) Failure by any other Party to observe or perform, in any material respect, that Party’s obligations to any other Party hereunder, so long as the failure is not due to the actions or failure to act of the terminating Party, but only if the failure continues for a period of: (i) thirty (30) Business Days after the non-performing Party received written notice from the terminating Party specifying the failure in the case of a failure not involving the payment of money, or (ii) ten (10) Business Days after the non-performing Party receives written notice for the terminating Party specifying the failure in the case of a failure to pay any amount then due hereunder;

(b) In the event any representation, warranty statement or certificate furnished to it by any other Party in connection with or arising out of the Agreement is materially adverse to the terminating Party and intentionally untrue as of the date made or delivered;

(c) Any other Party: (i) voluntarily commences any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law; (ii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, (iii) makes a general assignment for the benefit of creditors, or (iv) takes corporate action for the purpose of effecting any of the foregoing;

(d) The commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court or competent jurisdiction seeking: (i) relief in respect for any other Party, or of a substantial part of its property or assets under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar office for any other Party for a substantial part of its property or assets, or (iii) the winding up or liquidation, of any other Party, if such proceeding or petition shall continue un-dismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days;

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(e) Upon any change to or enactment of any Applicable Law, or published change in the interpretation thereof by any Regulatory Authority, which would have a material adverse effect upon: (i) the Program; (ii) such Party’s ability to perform its obligations hereunder; or (iii) such Party’s expected risks or benefits under this Agreement; provided that the Parties, after good faith discussions, cannot find a mutually agreeable solution within a reasonable amount of time.

(f) Violation of Applicable Law relating to the performance of this Agreement rendering any of the Parties unable to substantially perform this Agreement, provided that the Parties cannot find a legally workable solution to avoid violating Applicable Law within a reasonable amount of time; or

(g) Upon direction from any Regulatory Authority for any Party to cease or materially limit performance of such Party’s obligations under this Agreement.

8.3 Rights and Obligations upon Termination. The Parties’ rights to terminate this Agreement shall be in addition to, and not in lieu of, any other remedies they may have by virtue of (a) a breach or default with respect to this Agreement or (b) any other event which permits a termination. Furthermore, the termination or expiration of this Agreement shall not relieve the Parties of any obligations due at or before the time of such termination or expiration or prejudice any claim of either Party. Company shall be responsible for all costs and expenses associated with the recovery and destruction of (A) any unsold Cards which expire at any time during the Term, (B) any unsold Cards which, if sold, would result in a violation of Applicable Law, and (C) any Cards which remain unsold as of the termination or expiration of this Agreement. Upon termination of this Agreement, each Party shall promptly destroy or return to the disclosing Party in a safe and secure manner as reasonably requested, at its own expense, all Confidential Information of the disclosing Party in its possession. No Party will be obligated to erase Confidential Information contained in an archived computer system backup made in accordance with such party’s security and/or disaster recovery procedures, provided that such archived copy will (i) eventually be erased or destroyed in the ordinary course of such party’s data processing procedures and (ii) will remain fully subject to the obligations of confidentiality stated herein. All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, shall continue in full force and effect notwithstanding the expiration or termination of this Agreement, including but not limited to all payment obligations of the Parties to one another as set forth herein. The expiration or termination of this Agreement shall not affect a Cardholder’ s usage of a Card in accordance with the Card Terms and Conditions provided that such Card was obtained prior to such expiration or termination, and the Parties shall continue to perform such services as required under this Agreement until all Cards issued hereunder have expired. Notwithstanding anything to the contrary contained herein this Agreement, the Parties agree that each Licensee may, at Licensee’s sole discretion, continue to sell existing Card inventory and Ancillary Materials displaying Company’s Marks for a period of six (6) months after termination or expiration of this Agreement subject to the terms, conditions and obligations of the Parties as set forth herein, including all payment obligations.

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9. Indemnification.

9.1 Company Indemnification. Company agrees to indemnify, defend and hold harmless ITCFL, IHFL, the Issuing Bank, each Approved Licensee Retailer, and their respective Affiliates, sureties, officers, directors, agents, employees, parents and subsidiaries, from and against any and all liability, damages, costs, expenses, including reasonable legal fees and expenses, for any third party claim or demand, including, without limitation, any fees or penalties assessed by any Regulatory Authority (“Claim”), arising out of or related to:

(a) Company’s breach of any representation, warranty, covenant or obligation under this Agreement;

(b) gross negligence, fraud or willful misconduct on the part of Company, its officers, directors, employees, representatives or service providers, and their respective officers, directors and employees;

(c) any actions taken by ITCFL or HIFL in accordance with or in good faith reliance upon information or instructions provided by Company or its agents or representatives;

(d) obligations owed to any third party by Company or any third party retained by it;

(e) any actual or alleged infringement or misappropriation of any intellectual property rights of any third party by Company;

The defense obligation of Company attaches if the Claim alleges any of the foregoing violations, breaches, acts or omissions.

9.2 Licensee Indemnification. Each of ITCFL and IHFL agrees to indemnify, defend and hold harmless Company, its Affiliates, sureties, officers, directors, agents, employees, parents and subsidiaries, from and against any and all Claims arising out of or related to:

(a) such Party’s breach of any representation, warranty, covenant or obligation under this Agreement;

(b) gross negligence, fraud or willful misconduct on the part of such Party, its officers, directors, employees, representatives or service providers, and their respective officers, directors and employees;

(c) any actions taken by Company in accordance with or in good faith reliance upon information or instructions provided by such Party or its agents or representatives;

(d) obligations owed to any third party by such Party or any third party retained by it; or

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(e) any actual or alleged infringement or misappropriation of any intellectual property rights of any third party by such Party.

The defense obligation of ITCFL and IHFL attaches if the Claim alleges any of the foregoing violations, breaches, acts or omissions.

9.3 Indemnification Procedures. If any Claim is asserted against any party or parties (individually or collectively, the “Indemnified Party”) by any person who is not a Party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of Sections 9.1 or 9.2 above, written notice of such Claim shall promptly be given to any Party or Parties (individually or collectively, the “Indemnifying Party”) from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) Business Days of its receipt of the notice of the Claim, to assume the entire control (subject to the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. The Indemnified Party must provide reasonable cooperation in the defense and the failure to do so will be deemed waiver by the Indemnified Party of any and all right to indemnification by the Indemnifying Party. The Indemnifying Party shall not compromise or settle a Claim against the Indemnified Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed; provided that the Indemnifying Party may, however, effect a compromise or settlement of an action without the Indemnified Party’s consent if the following conditions are met: (i) there is no admission of guilt or liability by the Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the compromise or settlement entered into between the parties to the matter shall expressly provide that the compromise or settlement entered into between the parties, and all discussions between and among the parties to the matter surrounding the compromise or settlement, shall be kept confidential; such compromise or settlement also shall stipulate that no press releases or other public statements may be made concerning such compromise or settlement without the prior written consent of the Indemnified Party; and (iv) the Indemnified Party is made aware of the proposed compromise or settlement as reasonably early as practicable, and the proposed compromise or settlement includes the claimant’s or the plaintiffs unconditional release of the Indemnified Party from all liability in respect of the claim.

10.  Limitation of Liability. NO PARTY, OR THEIR RESPECTIVE SUBSIDIARIES, PARENTS OR AFFILIATES SHALL BE LIABLE TO ANY PARTY TO THIS AGREEMENT OR THEIR RESPECTIVE SUBSIDIARIES, PARENTS OR AFFILIATES, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT. THE TOTAL LIABILITY OF (I) ITCFL AND IHFL, COLLECTIVELY WITH RESPECT TO COMPANY, OR (II) COMPANY WITH RESPECT TO ITCFL AND IHFL, COLLECTIVELY, SHALL NOT UNDER ANY CIRCUMSTANCES EXCEED TWO MILLION DOLLARS ($2,000,000). NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS CONTAINED IN THIS SECTION 10 SHALL NOT APPLY TO ANY CLAIM THAT (A) IS SUBJECT TO INDEMNIFICATION UNDER SECTION 9, (B) ARISES OUT OF A BREACH OF SECTION 2.2, SECTION 5.2 OR SECTION 12, OR (C) WITH RESPECT TO ANY PARTY, ARISES OUT OF SUCH PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, OR (D) SUCH LIABILITY IS A RESULT OF A DEFAULT IN ANY PAYMENT OBLIGATIONS HEREUNDER.

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11. Disclaimers. ALL SERVICES PROVIDED BY THE PARTIES HEREUNDER ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NO PARTY, NOR THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12. Confidential Information.

12.1 Definition. Each Party acknowledges that it may receive Confidential Information of another Party. For purposes of this Agreement, “Confidential Information” includes the terms of this Agreement, any customer information (excluding Cardholder Data, which instead shall be subject to Section 5.2), financial data and budgetary or proprietary business information, income or sales data or projections, customer lists, business operations, policies, procedures and techniques, advertising summary or tracking reports or other reports generated in accordance with this Agreement, schematics, ideas, techniques, know how, concepts, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements, patents, copyrights, trade secrets or other intellectual property of any kind or nature, plans for future development and new product concepts, contemplated products, research, development, strategies, and any information which, from the relevant circumstances, should reasonably be assumed to be confidential and proprietary. The term “Confidential Information” shall not include information which, prior to delivery, was already in the recipient Party’s possession; is or becomes generally available to the public through lawful means, other than as the result of a disclosure by the recipient Party or its representatives; becomes available to a recipient Party without confidential or proprietary restriction by a third party who rightfully possesses the information without confidential or proprietary restrictions; or the recipient Party can demonstrate that it was independently developed by such recipient Party.

12.2 Use. Except as otherwise specifically provided in this Agreement, each Party covenants and agrees that it will not, publish, communicate, divulge, or disclose to any person, firm, or corporation any Confidential Information of any other Party, except as necessary in the performance of the terms of this Agreement. Each Party covenants and agrees that it will not use any Confidential Information of any other Party except as necessary to fulfill its obligations or exercise its rights under this Agreement, and only for such purposes and only for the time that it is necessary to do so, except to the extent it is otherwise permitted under this Agreement. Each Party will take commercially reasonable security precautions, at least as great as the precautions it takes to protect its own Confidential Information and as may be required by Applicable Law, with respect to the Confidential Information of each other Party which it receives and will disclose such Confidential Information only on a need to know basis and only to its subsidiary, agent or subcontractor who is obligated to treat such Confidential Information in a manner consistent with all the obligations of this Agreement. Liability for damages due to disclosure of the Confidential Information by any such third party shall be with the Party that disclosed the Confidential Information to the third party.

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12.3 Required Disclosures. In the event that the recipient of Confidential Information is requested or becomes legally compelled to disclose any Confidential Information of the other Party, it is agreed that such recipient Party will provide the disclosing Party with prompt written notice of such request(s) to enable the disclosing Party, at its sole cost and expense, to seek a protective order to protect and preserve the confidential nature of the Confidential Information. In such event, each Party agrees that it will furnish only that portion of the Confidential Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information and other information which is being disclosed. Each Party shall immediately notify the other upon discovery of any loss or unauthorized disclosure of the Confidential Information of the other Party.

12.4 Return or Destruction. As requested by the furnishing Party during the Term, upon expiration or any termination of this Agreement, or completion of the obligations of the receiving Party, as applicable, the receiving Party shall (a) return or destroy, as the furnishing Party may direct, and in the manner reasonable directed by the furnishing Party, all material in any medium that contains, refers to, or relates to the furnishing Party’s Confidential Information, and (b) retain no copies except one (1) copy solely for compliance with record retention requirements under Applicable Law; provided, however, that no Party will be obligated to erase Confidential Information contained in an archived computer system backup made in accordance with such Party’s security and/or disaster recovery procedures, provided that such archived copy will (a) eventually be erased or destroyed in the ordinary course of such Party’s data processing procedures and (b) will remain fully subject to the obligations of confidentiality stated herein.

12.5 Misuse. In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall: (a) promptly (and in any event within three (3) Business Days) notify the furnishing Party upon becoming aware thereof; (b) furnish to the other Parties full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (c) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (d) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

12.6 Ownership of Confidential Information. As between the Parties, each Party’s Confidential Information shall remain the property of that Party. Nothing contained in this Agreement shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

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12.7 Press Releases and Inquiries. The Parties agree and acknowledge that they do not intend to issue any media releases, public announcements or public disclosures relating to this Agreement or the subject matter of this Agreement, and that Company must receive prior written approval from Licensee, which Licensee may withhold in its sole discretion, before issuing any such communication. In the event Licensee provides such prior written consent to any communication, all media releases, public announcements and public disclosures by a Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material (but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party) shall be coordinated with and approved by the Parties prior to release. If Licensee determines that disclosure is required to meet legal or regulatory requirements it shall promptly inform the other Party and coordinate such disclosure with the other Party. For such legal or regulatory communication, Licensee shall limit disclosure to that which is necessary and shall give due consideration to comments Company and its counsel may provide regarding the nature of the disclosure.

12.8 Conflicts. To the extent that any provision in this Agreement conflicts with a provision of any other agreement between the Parties, the language most protective of Confidential Information shall take precedence as to the subject matter hereof.

13. Financial Information. During the Term, Company shall, upon either Licensee’s request, furnish the following financial information to Licensees:

(a) Within forty-five (45) days after the end of each fiscal quarter of Company, quarterly financial statements of Company, certified by the chief financial officer or treasurer of Company to Licensees; and

(b) Within ninety (90) days after the end of each fiscal year of Company, commencing with the fiscal year ending December 31, 2012, Company’s audited annual financial statements.

Company shall ensure that all financial statements provided by it pursuant to this Agreement, and all accounting calculations performed by it pursuant to this Agreement, shall comply with generally accepted accounting principles in the United States.

13.2 Assignment. Except as set forth in this Agreement, no Party may transfer or assign this Agreement or its obligations hereunder, in whole or in part, except to an Affiliate of such Party, and no attempted assignment shall be effective, without the prior written consent of the other Parties. Any purported assignment in violation of this Section 14 shall be void and of no effect. Notwithstanding the foregoing, in the event ITCFL or IHFL is acquired by, merged into, or sells substantially all of its assets to, any entity, this Agreement shall continue in full force and effect, and such successor entity shall assume the rights and obligations hereunder. In the event that the Company is to be acquired, merged or sold, Company shall provide Licensee with reasonable advance notice and provide (or induce such entity to provide) information set forth on Exhibit G by Licensee to enable Licensee to perform diligence on such entity, which the Parties understand is required of Licensee by Applicable Law and Regulatory Authorities, prior to Licensee either consenting or refusing to consent to the proposed assignment in Licensee’s reasonable sole discretion.

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14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to that state’s conflict of laws principles. Each Party agrees that service of process in any action or proceeding hereunder may be made upon such Party by certified mail, return receipt requested, to the address for notice set forth herein, as the same may be modified in accordance with the terms hereof.

15. Force Majeure. No Party shall be liable for any failure or delay on its part to perform, and shall be excused from performing any of its non-monetary obligations hereunder if such failure, delay or non-performance results in whole or in part from any cause beyond the absolute control of the party, including without limitation, any act of God, act of war, riot, actions of terrorists, earthquake, fire, explosion, natural disaster, flooding, embargo, sabotage, government law, ordinance, rule, regulation, order or actions. Any Party desiring to rely upon any of the foregoing as an excuse for failure, default or delay in performance shall, when the cause arises, give to the other Parties prompt notice in writing of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other Parties. This Section 16 shall in no way limit the right of any Party to this Agreement to make any claim against third parties for any damages suffered due to said cause. If any performance under this Agreement is postponed or extended for longer than sixty (60) calendar days any Party may, by written notice to the other Parties, terminate this Agreement immediately.

16. No Third Party Beneficiaries. No Cardholder nor any other third party, other than the Issuing Bank, an Affiliate of any Party, or any Approved Licensee Retailer, is a third party beneficiary to this Agreement.

17. Relationship of the Parties. Each Party agrees that, except as otherwise provided herein, they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, any of the Parties to be treated as partners, joint ventures, or otherwise as joint associates for profit.

18. Subcontractors. Nothing herein shall be deemed to prevent or restrict either Licensee from subcontracting any of its duties or obligations hereunder, provided that the subcontracting Party shall remain at all times liable for the performance of such duties or obligations as if the subcontracting Party had performed such duties or obligations itself. Company shall obtain each Licensee’s prior written approval, which such Licensee may grant or deny in its reasonable discretion, before retaining any third party (and non-Affiliate) to perform any portion of Company’s obligations hereunder, and will assist such Licensee in obtaining such due diligence materials from, or agreements with, any such proposed third party that such Licensee may deem reasonably necessary or that may otherwise be required by Applicable Law. Neither Licensee’s approval of any such proposed third party shall in any way relieve Company of its duties and obligations under this Agreement. Company shall ensure that any third party (Affiliate or otherwise) engaged by Company to perform any portion of Company’s obligations hereunders hall be subject to the same duties and obligations as Company under this Agreement, including, without limitation, compliance with Applicable Law in the performance of its duties and those obligations set forth in Sections 5.2 and 12.

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19. Notices. All notices to be given hereunder shall be effective only when made in writing and actually delivered (by mail, overnight courier, special courier, telecopier or otherwise) to such Party at its address set forth in Exhibit A. Any Party may change its address for receipt of notice by written direction to the other Parties.

20. Further Assurances. Each Party agrees that it will do and that it will require its employees, agents and representatives (including third party contractors) to do all things and execute all documents as the other Parties may reasonably require to effect the general purposes or any specific provision of this Agreement.

21. Entire Agreement. This Agreement and any attachments hereto set forth the entire agreement and understanding between Licensees and Company as to the subject matter hereof and supersedes all prior discussions, agreements and understandings of any kind, and every nature between them. This Agreement shall not be changed, modified or amended except in writing and signed by all Parties; provided, however, that the Parties agree to immediately execute such amendments to this Agreement as are deemed reasonably necessary by either Licensee and its counsel to ensure compliance with Applicable Law.

22. Survival. All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement including, without limitation, Sections 2.2, 2.9, 8.3, 9, 10, 11, 12, 15, 17, 18, 20, 22, 23, 25, 26 and 28, shall survive the termination or expiration of this Agreement.

23. Successors and Third Parties. Except as limited by Section 14, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the Parties and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties and their successors and permitted assigns, any of the rights hereunder.

24. Construction. Captions contained in this Agreement are for convenience only and do not constitute a limitation of the terms hereof. The singular includes the plural, and the plural includes the singular. All references to “herein,” “hereunder,” “hereinabove,” or like words shall refer to this Agreement as a whole and not to any particular section, subsection, or clause contained in this Agreement. The terms “include” and “including” are not limiting. Reference to any agreement or other contract includes any permitted modifications, supplements, amendments, and replacements.

25. Severability; Waiver. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Parties and shall be enforceable, as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement. The failure by either Party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by any other Party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

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26. Headings. The headings, captions, headers, footers and version numbers contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

27. Drafting. Each Party: (i) acknowledges and agrees that they fully participated in the drafting of this Agreement and, in the event that any dispute arises with respect to the interpretation or construction of this Agreement, no presumption shall arise that any one Party drafted this Agreement; and (ii) represents and warrants to the other Parties that they have thoroughly reviewed this Agreement, understand and agree to undertake all of their obligations hereunder, and have obtained qualified independent legal advice with respect to the foregoing.

28. Counterparts. This Agreement may be executed and then delivered via facsimile transmission, via the sending of PDF or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NEXT CALA Inc.

By:	/s/ Michael A. De Prado	10/17/2012
Name:	Michael A. De Prado
Title:	Co-Chairmen, CEO & President

ITC FINANCIAL LICENSES, INC.

By:	/s/ Ronald B. Rolling
Name:	Ronald B. Rolling
Title:	C.O.O.

IH FINANCIAL LICENSES, INC.

By:	/s/ Ronald B. Rolling
Name:	Ronald B. Rolling
Title:	C.O.O.

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EXHIBIT A

Addresses for Notice Purposes

Company:

Next CALA Inc.

100 N. Biscayne Boulevard

Miami, Florida 33132

Attn: Michael DePrado, Chief Executive Officer

With a copy to:

Akerman Senterfitt

One Southeast Third Avenue Miami, Florida 33131

Attn: Leonard H. Bloom

ITCFL:

5617 Princeton Avenue

Columbus, Georgia 31904

Attn: Skeet Rolling, Chief Operating Officer

With a copy to:

ITC Financial Licenses, Inc. - Legal Department

250 Williams Street, Suite M-100

Atlanta, Georgia 30303

Attn: Nicole Ibbotson, General Counsel

IHFL:

IH Financial Licenses, Inc.

5617 Princeton Avenue

Columbus, Georgia 31904

Attn: Skeet Rolling, Chief Operating Officer

With a copy to:

IH Financial Licenses, Inc.-

Legal Department 250 Williams Street, Suite M-100

Atlanta, Georgia 30303

Attn: Nicole Ibbotson, General Counsel

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EXHIBIT B

Rewards Program

After a Cardholder has successfully completed the Issuing Bank’s customer identification process and his or her Card has been Activated, Licensees will (i) allow Cardholder to click on a link to a website maintained by the Company in connection with the Rewards Program to enroll in the Rewards Program and learn details of the rewards platform (“Rewards Site”), and (ii) with respect to those Cardholders that Activate their Card by telephone, direct the Cardholder to the Card website with instructions to click the link to the Rewards Site to enroll in the Rewards Program and obtain information about the Rewards Program. The Parties agree and understand that the foregoing activities may only be performed by the Licensees and Company in the event that the Issuing Bank (a) modifies its privacy policy to disclose to Cardholders that such Cardholder information will be shared with Licensees and Company for purposes of marketing the Rewards Program, (b) provides such Cardholders an opportunity to reasonably opt out of such sharing by Issuing Bank of Cardholder information with Licensees and Company, and (c) approves the Licensees’ opt out process to receive, record and store Cardholders opt out notices on behalf of the Issuing Bank. Notwithstanding anything to contrary contained here, the Parties shall only market the Rewards Program to Cardholders who have not opted out of the sharing by Issuing Bank of Cardholder information with Licensees and Company for purposes of marketing the Rewards Program. Further, Company agrees that the Rewards Site will either: (a) have an online privacy policy that is consistent with Issuing Bank’s online privacy policy with respect to the information collected by the Rewards Site and the way in which such information is used or shared or (b) that Company approves the use of an interstitial warning for consumers to read the online privacy policy at the Rewards Site before submitting their personal information and the use of similar verbal warning on the telephone.

Company or its service provider shall (x) provide the Cardholder by PCI Standard compliant methods to be approved by the Parties with a Rewards Code and instructions for utilizing and managing the rewards at the time that a Cardholder enrolls in the Rewards Program, and (y) following each Reload of a Card, shall transmit to the Cardholder, by such method and in such form and substance as approved by the Licensees and the Issuing Bank, PIN Code offering the international long distance as provided by the rewards program. The Cardholder shall be alerted to any/all incentives and promotions in association with the rewards program via email, text or through the Rewards Site in accordance with Cardholder selected options. Company agrees and acknowledges that Company shall, and shall ensure its service providers comply with all Applicable Law in connection with the Rewards Program and the Rewards Site, as well as any and all incentives, promotions, alerts, communications and disclosures in connection with the foregoing.

Details of the Rewards Program will be developed by the Company and disclosed to Licensees and the Issuing Bank prior to the Launch Date. Analyses will be disclosed to Licensees and the Issuing Bank in writing upon 30 days-notice.

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EXHIBIT C

Fees & Compensation

1.	Licensee Compensation

In addition to reimbursing Licensees for the obligations described in the Agreement, Company shall pay to the Licensees, collectively, the following amounts:

Program Set-up Fee:	$250,000 due 30 days after Effective Date

Card & Ancillary Materials Production Costs:	As incurred by Licensees - due 30 days after invoice

Delivery Costs:	As incurred by Licensees - due 30 days after invoice

Customer Service Costs:	As incurred by Licensees - due 30 days after invoice

Registration CIP Costs:	$.50/transaction

Call Center Costs:	$1.21/minute - If, after 90 days from the Launch Date, the Call Center Cost is greater than $1.21/minute, Licensees may alter such rate in their sole discretion to reflect the actual cost incurred.

Monthly Service Fee:	$15,000 per month-due 30 days after invoice

Monthly Open Account Fee:	$0.25 per Open Card Account per month due 30 days after invoice.

For purposes of the Monthly Open Account Fee, “Open Card Account” shall mean any active or dormant Card account that has an available funds balance associated with the Card account.

All invoices shall be accompanied by a statement reflecting the details of such charges in form reasonably satisfactory to Licensees and the Company. Prior to the Launch Date, Licensees shall provide to the Company a written example with estimated charges for the Company’s review and comment.

2.	Transaction Fees

Licensees shall, from time to time and in their sole discretion, establish and communicate to Company the fee to be charged in connection with (i) the sale of a Card (the “Activation Fee”), (ii) each Reload (the “Reload Fee”), (iii) the monthly maintenance fee of a Card, if any (“Monthly Maintenance Fee”) and (iv) any other fee charged in connection with the Card from time to time (collectively, the “Transaction Fees”). Licensees shall have the right to change the Transaction Fees at any time in their sole discretion.

The Activation Fee for Cards shall initially be $5.95, the Reload Fee for Cards shall initially be $3.95, and the Monthly Maintenance Fee for Cards shall be $3.95.

All other Transaction Fees charged to Cardholders in connection with the Cards shall be as determined by the Issuing Bank and Licensees.

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The Transaction Fees are subject to change upon thirty (30) days prior written notice. Available denominations are subject to change upon notice. All purchases are subject to the terms, conditions, policies, procedures and other instructions set forth from time-to-time by Issuing Bank and Licensee

3.	Company Compensation.

As compensation for the services rendered hereunder this Agreement, Company shall be entitled to the following commissions of the Activation Fee, Reload Fee and Monthly Maintenance Fee set forth below:

Transaction Fee	Card	Company Commission of Fee
Activation Fee	$5.95	$5.95 per Card
Reload Fee	$3.95	$0.75 per Card
Monthly Maintenance Fee	$3.95	$3.95 per Card

These commissions are to be paid by Licensees to the Company within three business days after each 14 day period commencing on the Launch Date.

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EXHIBIT D

Required Reports

Reports to be Provided by Licensees:

Monthly report containing sales and activation information

Reports to be Provided by Company:

Monthly report containing Rewards Program registration information

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EXHIBIT E

Insurance

1.	Company Insurance.

(a) Company shall maintain, during the Term and at its sole expense, the following insurance coverage:

(i) Commercial General Liability Insurance, including Products/Completed Operations, Premises & Operations, and Personal & Advertising Injury, on an occurrence basis, with a minimum per occurrence combined single limit of$1,000,000.

(ii) Commercial Crime Insurance, including Employee Dishonesty and Theft, Disappearance and Destruction, and Funds Transfer Fraud and Computer Fraud, with a minimum limit per occurrence of$5,000,000. The Employee Theft coverage shall include a Client’s Property endorsement.

(iii) Electronic Data Processing/Service Provider Professional Liability/Errors and Omission Insurance, which shall include coverage for, but not be limited to: loss or damage resulting from errors and omissions, advertising injury, personal injury (including invasion of privacy), intellectual property offenses related to electronic data services, software, internet, network and e-business activities, malicious code, attack, programming error and theft, disclosure or damage of electronic data, claims of code misappropriation, code theft, copyright/trademark infringement, network security breaches and privacy notification costs with a limit of no less than $5,000,000 per claim.

Coverage must respond to the acts of rogue employees and any subcontractors acting within the scope of their services provided hereunder.

(b) Insurance Provisions.

(i) The insurance coverage under Section l(a) and (b) above shall be written on an occurrence form basis.

(ii) The Commercial General Liability Insurance policy will name Licensees and their respective officers, directors and employees as Additional Insureds, for insurable losses that result from the services of Company under this Agreement for which it is legally liable and only in accordance with the policy’s terms and conditions.

(iii) For Commercial General Liability, Company shall cause its insurers to waive all rights of subrogation against Licensees and their respective officers, directors and employees, for damage or injury not caused by the intentional or negligent act of Licensees.

(iv) Company shall cause its insurers to issue certificates of insurance prior to execution of this Agreement and annually thereafter upon insurance renewal, evidencing that the coverage required under this Agreement is maintained in force. Each such insurer shall be in good standing and authorized to conduct business in the jurisdictions in which Company operates. Each such insurer shall have at least an A.M. Best rating of A·VII.

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(v) Company’s obligation to maintain insurance coverage shall be in addition to, and not in substitution for, its other obligations under this Agreement and its liability to Licensees for any breach of an obligation under this Agreement which is subject to insurance under this Agreement shall not be limited to the amount of coverage required under this Agreement.

2.	Licensee Insurance.

(a) Each Licensee shall maintain, during the Term and at its sole expense, the following insurance coverage:

(i) Commercial General Liability Insurance, including Products/Completed Operations, Premises & Operations, and Personal & Advertising Injury, on an occurrence basis, with a minimum per occurrence combined single limit of$1,000,000.

(ii) Commercial Crime Insurance, including Employee Dishonesty and Theft, Disappearance and Destruction, and Funds Transfer Fraud and Computer Fraud, with a minimum limit per occurrence of $5,000,000. The Employee Theft coverage shall include a Client’s Property endorsement.

(iii) Electronic Data Processing/Service Provider Professional Liability/Errors and Omission Insurance, which shall include coverage for, but not be limited to: loss or damage resulting from errors and omissions, advertising injury, personal injury (including invasion of privacy), intellectual property offenses related to electronic data services, software, internet, network and e-business activities, malicious code, attack, programming error and theft, disclosure or damage of electronic data, claims of code misappropriation, code theft, copyright/trademark infringement, network security breaches and privacy notification costs with a limit of no less than $5,000,000 per claim. Coverage must respond to the acts of rogue employees and any subcontractors acting within the scope of their services provided hereunder.

(b) Insurance Provisions.

(i) The insurance coverage under Section 3(a) and (b) above shall be written on an occurrence form basis.

(ii) Upon request, the Commercial General Liability Insurance policy will name Company and its officers, directors and employees as Additional Insureds for insurable losses that result from the services of the Licensee under this Agreement for which such Licensee is legally liable and only in accordance with the policy’s terms and conditions.

(iii) For Commercial General Liability, each Licensee shall cause its insurers to waive its rights of subrogation against Company and its officers, directors and employees, for damage or injury not caused by the intentional or negligent act of Company.

(iv) Each Licensee shall cause its insurers to issue certificates of insurance prior to execution of this Agreement and annually thereafter upon insurance renewal, evidencing that the coverage required under this Agreement is maintained in force. Each such insurer shall be in good standing and authorized to conduct business in the jurisdictions in which such Licensee operates. Each such insurer shall have at least an A.M. Best rating of A-VII.

(v) Each Licensee’s obligation to maintain insurance coverage shall be in addition to, and not in substitution for, its other obligations under this Agreement and its liability to Company for any breach of an obligation under this Agreement, which is subject to insurance under this Agreement, shall not be limited to the amount of coverage required under this Agreement.

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EXHIBIT F

Marketing Activities

Company’s marketing efforts to promote the NextCala Card will include:

●	Social Media (placement in FaceBook, MySpace, Twitter)

●	Web (advertising via banners, pop-ups, links, and affiliate programs)

●	Print (newspaper, magazine, direct mail)

●	Trade Shows Events and Conferences

●	Radio (ad placement with celebrities)

●	TV (commercials, placement during specials and target-rich programs)

●	Hispanic Entertainment Events (banners, kiosks, street teams, local hotel room keys)

●	Signage and Outdoor (billboards, event signage including sports)

●	Promotional Materials and Literature (flyers, brochures, direct mail)

●	Affiliate programs with corporate partners (ex. Nextel Mexico)

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EXHIBIT G

Due Diligence Items

●	Legal name of entity

●	Type of entity

●	State of organization

●	Date of organization

●	Any trade names or DBAs under which company does business

●	Any other name by which the company may have been previously known

●	Address of corporate offices

●	Whether publicly or privately held

●	Federal EIN

●	State EIN

●	Corporate website address

●	Name, address, social security number and date of birth for any individual corporate owner holding 10% or more of the company’s stock

●	Name and address of each of the executive officers of the company

●	Name and address of each member of the board of directors or other governing body of the company

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